                            News

For Immediate Release

CNO Financial Group Reports Third Quarter 2026 Results

Carmel, Ind., October 29, 2026 - CNO Financial Group, Inc. (NYSE: CNO) today reported its third quarter 2026 financial results:
•Raising 2026 operating earnings per share (EPS) guidance with the midpoint up 9% from our prior guidance.
•Net income was $161 million, or $1.71 per diluted share, and net operating income(1) was $179 million, or $1.90 per diluted share. Significant items related to the comprehensive annual actuarial review had a $44.9 million net favorable impact on both net income and net operating income.
•Operating EPS grew 47% in the quarter and 43% year-to-date.
•Return on equity (ROE) of 16.4%; Operating ROE(5) of 14.1%, excluding significant items(5).
•Book value per share of $25.34; Book value per diluted share, excluding accumulated other comprehensive loss,(2) of $41.29, up 8%.
•Total new annualized premiums (NAP)(4) up for a 17th consecutive quarter; Continued growth in asset accumulation products.
•Consumer and Worksite delivered their 15th and 17th consecutive quarters of producing agent count growth, respectively.
•On October 1, 2026, closed a 3rd reinsurance transaction with CNO’s wholly owned Bermuda affiliate, reinsuring approximately $270 million of inforce graded benefit life statutory reserves from Colonial Penn.

“CNO delivered an excellent quarter, with operating earnings per share up 47% and our 17th consecutive quarter of sales growth,” said Gary C. Bhojwani, chief executive officer.

“Our momentum reflects disciplined execution across the business and continued improvement in profitability. Based on these results, we are raising our full-year operating earnings per share guidance. We also executed our 3rd reinsurance transaction with our Bermuda affiliate, supporting our focus on serving middle-income households. We remain committed to driving sustained, profitable growth and creating long-term value for our shareholders.”

FINANCIAL SUMMARY
Quarter End
(Amounts in millions, except per share data)
(Unaudited)

Net operating income, a non-GAAP(a) financial measure, is used consistently by CNO’s management to evaluate the operating performance of the Company and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes the non-operating items as defined in note (1), which are primarily non-economic accounting impacts and other non-operating items. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

Significant items positively impacted both net income and net operating income(1) by $44.9 million, or $0.48 per diluted share, in 3Q26 compared to $32.2 million, or $0.33 per diluted share, in 3Q25. Significant items are detailed in note (6).

	Per diluted share
	Quarter ended			Quarter ended
	September 30,			September 30,
	2026	2025	% change	2026	2025	% change

Income from insurance products (b)	$1.83	$1.52	20%	$172.0	$149.5	15%
Fee income	(0.01)	(0.04)	(75)	(1.1)	(3.9)	(72)
Investment income not allocated to product lines (c)	0.72	0.40	80	68.1	39.5	72
Expenses not allocated to product lines	(0.20)	(0.23)	(13)	(18.8)	(22.3)	(16)
Operating earnings before taxes	2.34	1.65		220.2	162.8
Income tax expense on operating income	(0.44)	(0.36)	22	(41.1)	(35.6)	15
Net operating income (1)	1.90	1.29	47	179.1	127.2	41
Net realized investment losses from disposals, impairments and change in allowance for credit losses	(0.51)	(0.09)		(48.3)	(8.8)
Net change in market value of investments recognized in earnings	(0.17)	0.06		(16.4)	5.8
Changes in fair value of embedded derivative liabilities and market risk benefits	0.74	(0.18)		69.7	(18.1)
Expenses related to TechMod initiative	(0.11)	(0.07)		(10.1)	(7.2)
Goodwill and other asset impairment	—	(0.98)		—	(96.7)
Other	0.11	(0.02)		11.3	(1.6)
Non-operating income before taxes	0.06	(1.28)		6.2	(126.6)
Income tax expense:
On non-operating income	(0.02)	0.23		(2.1)	22.5
Valuation allowance for deferred tax assets	(0.23)	—		(22.1)	—
Net non-operating income	(0.19)	(1.05)		(18.0)	(104.1)
Net income	$1.71	$0.24		$161.1	$23.1

Weighted average diluted shares outstanding	94.3	98.6
____________________
(a)    GAAP is defined as accounting principles generally accepted in the United States of America.
(b)    Income from insurance products is the sum of the insurance product margins of the annuity, health and life product lines, less expenses allocated to the insurance product lines. It excludes the income from our fee income business, investment income not allocated to product lines, net expenses not allocated to product lines (primarily holding company expenses) and income taxes. Insurance product margin is management’s measure of the profitability of its annuity, health and life product lines’ performance and consists of insurance policy income plus allocated investment income less insurance policy benefits, interest credited, commissions, advertising expense and amortization of acquisition costs.
(c)    Investment income not allocated to product lines represents net investment income less: (i) equity returns credited to policyholder account balances; (ii) the investment income allocated to our product lines; (iii) interest expense on notes payable, investment borrowings and financing arrangements; (iv) expenses related to the funding agreement-backed notes ("FABN") program; and (v) certain expenses related to benefit plans that are offset by special-purpose investment income; plus (vi) the impact of annual option forfeitures related to fixed indexed annuity surrenders. Investment income not allocated to product lines includes investment income on investments in excess of amounts allocated to product lines, investments held by our holding companies, the spread we earn from our Federal Home Loan Bank ("FHLB") investment borrowing and FABN programs and variable components of investment income (including call and prepayment income, adjustments to returns on structured securities due to cash flow changes, income (loss) from company-owned life insurance ("COLI") and alternative investment income not allocated to product lines), net of interest expense on corporate debt and financing arrangements. The spread earned from our FHLB investment borrowing and FABN programs includes the investment income on the matched assets less: (i) interest on investment borrowings related to the FHLB investment borrowing program; (ii) interest credited on funding agreements; and (iii) amortization of deferred acquisition costs related to the FABN program.

FINANCIAL SUMMARY (continued)
Management vs. GAAP Measures
(Dollars in millions, except per share data)
(Unaudited)

Shareholders’ equity, excluding accumulated other comprehensive income (loss), and book value per share, excluding accumulated other comprehensive income (loss), are non-GAAP measures that are utilized by management to view the business without the effect of accumulated other comprehensive income (loss) which is primarily attributable to fluctuations in interest rates associated with fixed maturities, available for sale. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can be more easily identified without the fluctuations. In addition, shareholders' equity excludes net operating loss carryforwards in our non-GAAP return on equity measures as such assets are not discounted and, accordingly, will not provide a return to shareholders until after it is realized as a reduction to taxes that would otherwise be paid. Management believes that excluding this value from the equity component of this measure enhances the understanding of the effect these non-discounted assets have on operating returns.
___________________________________________________________________________________________________

	Quarter ended
	September 30,
	2026	2025
Trailing four quarters:
Net Income	$417.6	$319.3
Net operating income (a non-GAAP financial measure)	543.3	433.8
Net operating income, excluding significant items (a non-GAAP financial measure)	498.4	399.4

Average of each of the trailing four quarters average:
Shareholders’ equity	$2,548.9	$2,560.6
Accumulated other comprehensive loss	1,211.9	1,245.2
Shareholders’ equity, excluding accumulated other comprehensive loss	3,760.8	3,805.8

Net operating loss carryforwards	(238.1)	(225.8)
Shareholders' equity, excluding accumulated other comprehensive loss and net operating loss carryforwards	$3,522.7	$3,580.0

Ratios:
Return on equity	16.4%	12.5%
Operating return on equity (a non-GAAP financial measure) (5)	15.4%	12.1%
Operating return on equity, excluding significant items (a non-GAAP financial measure) (5)	14.1%	11.2%

Shareholders’ equity	$2,323.7	$2,611.0
Accumulated other comprehensive loss	1,545.8	1,118.9
Shareholders’ equity, excluding accumulated other comprehensive loss	$3,869.5	$3,729.9

Basic shares outstanding	91,705,509	95,840,989
Diluted shares outstanding	93,720,626	97,902,763

Book value per share	$25.34	$27.24

Book value per diluted share	$24.79	$26.67
Accumulated other comprehensive loss per diluted share	16.50	11.43
Book value per diluted share, excluding accumulated other comprehensive loss (a non-GAAP financial measure) (2)	$41.29	$38.10

Non-Operating Items
Net realized investment losses in 3Q26 were $48.3 million, including the unfavorable change in the allowance for credit losses of $5.4 million. Net realized investment losses in 3Q25 were $8.8 million, including the favorable change in the allowance for credit losses of $8.0 million.

During 3Q26 and 3Q25, we recognized a decrease in earnings of $16.4 million and an increase of $5.8 million, respectively, due to the net change in market value of investments.

During 3Q26 and 3Q25, we recognized an increase in earnings of $69.7 million and a decrease of $18.1 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities and market risk benefits related to our fixed indexed annuities. Such amounts include the impacts of changes in market interest rates and equity impacts used to determine the estimated fair values of the embedded derivatives and market risk benefits and the unfavorable impact resulting from our comprehensive annual actuarial review of $11.2 million and $14.3 million in 3Q26 and 3Q25, respectively.

During 3Q26 and 3Q25, we incurred $10.1 million and $7.2 million, respectively, of expense related to TechMod, our technology modernization initiative that began in 2025.

During 3Q26, other non-operating items primarily included a $10.0 million mark-to-market change in the agent deferred compensation plan liability, which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.

During 3Q25, we recognized a $96.7 million non-operating charge for the impairment of goodwill and other assets related to the acquisitions of Web Benefits Design and DirectPath in 2019 and 2021, respectively. This reflected macroeconomic uncertainty and market conditions including the decline in the value of comparable publicly traded companies and revised financial projections for the business.

During 3Q26, we recognized a $22.1 million valuation allowance on deferred tax assets associated with capital loss carryforwards. The valuation allowance reflects realized capital losses generated primarily from asset sales in anticipation of executing the internal reinsurance transaction on October 1, 2026, portfolio optimization activities, and from capital loss allocations from partnership investments together with a reduction in unrealized capital gains available to support realization of those losses as interest rates increased.

Statutory (based on non-GAAP measures) and GAAP Capital Information
The consolidated statutory risk-based capital ratio of our U.S. based insurance subsidiaries was estimated at 374% at September 30, 2026, reflecting estimated 3Q26 statutory operating gain of $21.9 million. There were no company dividends paid to the holding company during 3Q26.

During 3Q26, we repurchased $60.0 million of common stock under our securities repurchase program. We repurchased 1.1 million common shares at an average cost of $54.52 per share. As of September 30, 2026, we had 91.7 million shares outstanding and had authority to repurchase up to an additional $240.4 million of our common stock. During 3Q26, dividends paid on common stock totaled $16.5 million.

Unrestricted cash and investments held by our holding company were $230.7 million at September 30, 2026 compared to $351.4 million at December 31, 2025.

Book value per common share was $25.34 at September 30, 2026 compared to $27.92 at December 31, 2025. Book value per diluted share, excluding accumulated other comprehensive income (loss) (2), was $41.29 at September 30, 2026 compared to $38.81 at December 31, 2025.

The debt-to-capital ratio was 36.5% and 33.6% at September 30, 2026 and December 31, 2025, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (loss)(3), was 25.7% and 26.2% at September 30, 2026 and December 31, 2025, respectively.

Return on equity for the trailing four quarters ended September 30, 2026 and 2025 was 16.4% and 12.5%, respectively. Operating return on equity, excluding significant items(5), for the trailing four quarters ended September 30, 2026 and 2025 was 14.1% and 11.2%, respectively.

In this news release, CNO includes non-GAAP measures to enhance investors’ understanding of management’s view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing a broader perspective. CNO’s definitions of non-GAAP measures may differ from other companies’ definitions. More detailed information including various GAAP and non-GAAP measurements are located at CNOinc.com in the Investors section under SEC Filings.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to CNO’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2025 and any subsequent Form 10-Q or Form 10-K on file with the Securities and Exchange Commission and on the Company’s website at CNOinc.com in the Investors section.  CNO specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

The Company will host a conference call to discuss results on October 30, 2026 at 11:00 a.m. Eastern Time. During the call, we will be referring to a presentation that will be available at the Investors section of the company's website.

To participate by dial-in, please register at https://register-conf.media-server.com/register/BI92346cd8ec894d29bcfdf06f719c8513. Upon registering, you will be provided with call details and a unique PIN to join the call as well as an email confirmation with details.

For those investors who prefer to listen to the call online, we will be broadcasting the call live via webcast. The event can be accessed through the Investors section of the company's website: ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software.

ABOUT CNO FINANCIAL GROUP

CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities and financial services through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.3 million policies and $39.3 billion in total assets. Our 3,200 associates, 5,100 exclusive agents and more than 6,500 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues:
Insurance policy income	$688.2	$658.4	$2,042.3	$1,960.4
Net investment income:
General account assets	441.5	382.9	1,248.4	1,136.3
Policyholder and other special-purpose portfolios	6.1	116.8	126.3	158.6
Investment gains (losses):
Realized investment losses	(32.6)	(12.9)	(49.0)	(38.0)
Other investment (losses) gains	(32.1)	9.9	(53.1)	9.8
Total investment losses	(64.7)	(3.0)	(102.1)	(28.2)
Fee revenue and other income	14.9	33.6	85.9	117.2
Total revenues	1,086.0	1,188.7	3,400.8	3,344.3
Benefits and expenses:
Insurance policy benefits	565.1	702.1	1,884.2	1,930.5
Liability for future policy benefits remeasurement gain	(52.5)	(30.8)	(74.3)	(55.8)
Change in fair value of market risk benefits	(28.8)	(12.4)	(26.4)	(8.0)
Interest expense	58.1	56.6	164.3	177.7
Amortization of deferred acquisition costs and present value of future profits	76.8	69.9	225.9	205.9
Goodwill and other asset impairment	—	96.7	—	96.7
Gain on extinguishment of borrowings related to variable interest entities	—	—	—	(1.5)
Other operating costs and expenses	240.9	270.4	792.6	816.8
Total benefits and expenses	859.6	1,152.5	2,966.3	3,162.3
Income before income taxes	226.4	36.2	434.5	182.0

Income tax expense	65.3	13.1	109.8	45.6
Net income	$161.1	$23.1	$324.7	$136.4
Earnings per common share:
Basic:
Weighted average shares outstanding	92,195,000	96,603,000	93,156,000	98,639,000
Net income	$1.75	$0.24	$3.49	$1.38
Diluted:
Weighted average shares outstanding	94,253,000	98,553,000	95,115,000	100,670,000
Net income	$1.71	$0.24	$3.41	$1.36

NOTES
(1)Management believes that an analysis of net income applicable to common stock before the following items (each net of tax, except as noted) is important to evaluate the financial performance of the Company, and is a key measure commonly used in the life insurance industry: (i) net realized investment gains or losses from disposals, impairments and the change in allowance for credit losses; (ii) net change in market value of investments recognized in earnings; (iii) changes in fair value of embedded derivative liabilities and market risk benefits related to our fixed indexed annuities; (iv) fair value changes related to the agent deferred compensation plan; (v) gains or losses related to material reinsurance transactions; (vi) loss on extinguishment of debt; (vii) changes in the valuation allowance for deferred tax assets and other tax items; (viii) costs related to our three-year project to modernize certain elements of our technology ("TechMod") that are incremental to normal spend and will not recur following implementation; (ix) goodwill and other asset impairment expenses; (x) gains or losses related to divested business; and (xi) other non-operating items including earnings attributable to variable interest entities (collectively, "net operating income," a non-GAAP financial measure). The income tax expense or benefit allocated to the items included in net non-operating income (loss) represents the current and deferred income tax expense or benefit allocated to the items included in non-operating earnings. Management believes this information provides a better understanding of the business and a more meaningful analysis of results of our insurance product lines. A reconciliation of net operating income to net income applicable to common stock is provided in the table on page 2. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available on CNO's website, CNOinc.com, in the Investors section under SEC Filings.
(2)Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised and restricted stock and performance units were vested. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.
(3)The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.
(4)Measured by new annualized premiums for life and health products, which includes 10% of single premium whole life deposits and 100% of all other premiums (excluding annuities). Sales of third-party products are excluded.
(5)Operating return on equity and operating return on equity, excluding significant items are calculated as follows: (i) operating return on equity is equal to the trailing four quarters of net operating income(1) divided by average shareholders' equity, excluding accumulated other comprehensive income (loss) and net operating loss carryforwards; and (ii) operating return on equity, excluding significant items is equal to the trailing four quarters of net operating income(1), excluding significant items, divided by average shareholders' equity, excluding accumulated other comprehensive income (loss) and net operating loss carryforwards, for the trailing four quarters. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in accumulated other comprehensive loss. Such volatility is often caused by changes in the estimated fair value of our investment portfolio resulting from changes in general market interest rates rather than the business decisions made by management. In addition, our equity includes the value of significant net operating loss carryforwards (included in income tax assets on our consolidated balance sheet). In accordance with GAAP, these assets are not discounted, and accordingly will not provide a return to shareholders until after they are realized as a reduction to taxes that would otherwise be paid. Management believes that excluding this value from the equity component of this measure enhances the understanding of the effect these non-discounted assets have on operating returns and the comparability of these measures from period to period. However, this non-GAAP measure does not replace the corresponding GAAP measure.

The following summarizes: (i) net operating income; (ii) significant items; (iii) net operating income, excluding significant items; and (iv) net income (loss) (dollars in millions):

					Net operating
				Net operating	income,
				income,	excluding		Net
				excluding	significant		income -
	Net operating	Significant		significant	items - trailing	Net	trailing
	income	items		items (a)	four quarters	income (loss)	four quarters
4Q24	$138.0	$3.1	(b)	$141.1	$410.5	$182.9	$420.8
1Q25	81.1	(5.3)	(c)	75.8	428.8	21.5	330.0
2Q25	87.5	—		87.5	401.7	91.8	305.5
3Q25	127.2	(32.2)	(d)	95.0	399.4	23.1	319.3
4Q25	143.4	—		143.4	401.7	92.9	229.3
1Q26	101.3	—		101.3	427.2	37.7	245.5
2Q26	119.5	—		119.5	459.2	125.9	279.6
3Q26	179.1	(44.9)	(e)	134.2	498.4	161.1	417.6

(a) See note (6) for additional information.

(b) Comprised of $3.9 million of the unfavorable impact arising from our comprehensive annual actuarial review, net of tax expense of $0.8 million.

(c) Comprised of $6.8 million of the favorable impact of an out-of-period adjustment which decreased reserves, net of tax expense of $1.5 million.

(d) Comprised of $41.3 million of the net favorable impact arising from our comprehensive annual actuarial review, net of tax expense of $9.1 million.

(e) Comprised of $56.3 million of the net favorable impact arising from our comprehensive annual actuarial review, net of tax expense of $11.4 million.

A reconciliation of pre-tax operating earnings (a non-GAAP financial measure) to net income is as follows (dollars in millions):

	Trailing four quarters
	3Q26	3Q25
Pre-tax operating earnings (a non-GAAP financial measure)	$674.6	$553.6
Income tax expense	(131.3)	(119.8)
Net operating income	543.3	433.8
Non-operating items:
Net realized investment losses from disposals, impairments and change in allowance for credit losses	(102.3)	(78.9)
Net change in market value of investments recognized in earnings	(26.3)	9.0
Changes in fair value of embedded derivative liabilities and market risk benefits	60.4	30.1
Fair value changes related to the agent deferred compensation plan	8.3	6.6
Expenses related to TechMod initiative	(43.4)	(10.4)
Goodwill and other asset impairment	(5.2)	(96.7)
Net loss related to divested business	(20.3)	—
Other	0.1	0.8
Non-operating loss before taxes	(128.7)	(139.5)
Income tax (expense) benefit:
Income tax benefit on non-operating loss	25.1	25.0
Valuation allowance for deferred tax assets	(22.1)	—
Net non-operating loss	(125.7)	(114.5)
Net income	$417.6	$319.3

A reconciliation of consolidated capital, excluding accumulated other comprehensive income (loss) and net operating loss carryforwards (a non-GAAP financial measure) to common shareholders’ equity, is as follows (dollars in millions):

	1Q24	2Q24	3Q24	4Q24
Consolidated capital, excluding accumulated other comprehensive income (loss) and net operating loss carryforwards
(a non-GAAP financial measure)	$3,536.8	$3,596.7	$3,529.9	$3,810.0
Net operating loss carryforwards	311.2	296.5	273.9	76.6
Accumulated other comprehensive loss	(1,480.3)	(1,464.3)	(1,116.0)	(1,371.4)
Common shareholders' equity	$2,367.7	$2,428.9	$2,687.8	$2,515.2

	1Q25	2Q25	3Q25	4Q25
Consolidated capital, excluding accumulated other comprehensive income (loss) and net operating loss carryforwards
(a non-GAAP financial measure)	$3,498.9	$3,504.3	$3,483.6	$3,510.2
Net operating loss carryforwards	295.3	271.1	246.3	243.0
Accumulated other comprehensive loss	(1,239.1)	(1,252.7)	(1,118.9)	(1,115.0)
Common shareholders' equity	$2,555.1	$2,522.7	$2,611.0	$2,638.2

	1Q26	2Q26	3Q26
Consolidated capital, excluding accumulated other comprehensive income (loss) and net operating loss carryforwards
(a non-GAAP financial measure)	$3,461.2	$3,548.5	$3,658.3
Net operating loss carryforwards	254.8	225.9	211.2
Accumulated other comprehensive loss	(1,217.6)	(1,182.8)	(1,545.8)
Common shareholders' equity	$2,498.4	$2,591.6	$2,323.7

A reconciliation of consolidated capital, excluding accumulated other comprehensive loss and net operating loss carryforwards (a non-GAAP financial measure) to common shareholders’ equity, is as follows (dollars in millions):

	Trailing four quarter average
	3Q26	3Q25
Consolidated capital, excluding accumulated other comprehensive income (loss) and net operating loss carryforwards
(a non-GAAP financial measure)	$3,522.7	$3,580.0
Net operating loss carryforwards	238.1	225.8
Accumulated other comprehensive loss	(1,211.9)	(1,245.2)
Common shareholders' equity	$2,548.9	$2,560.6

(6)    The tables below summarize the financial impact of significant items on our net operating income for the quarters during the nine months ended September 30, 2026 and the year ended December 31, 2025 that had significant items impacting our net operating income. Management believes that identifying the impact of these items enhances the understanding of our operating results (dollars in millions, except per share data).

	Three months ended
	September 30, 2026
	Actual results	Significant items		Excluding significant items
Insurance product margin
Annuity margin	$87.9	$(20.5)	(a)	$67.4
Health margin	149.1	(7.8)	(a)	141.3
Life margin	96.0	(28.0)	(a)	68.0
Total insurance product margin	333.0	(56.3)		276.7
Allocated expenses	(161.0)	—		(161.0)
Income from insurance products	172.0	(56.3)		115.7
Fee income	(1.1)	—		(1.1)
Investment income not allocated to product lines	68.1	—		68.1
Expenses not allocated to product lines	(18.8)	—		(18.8)
Operating earnings before taxes	220.2	(56.3)		163.9
Income tax (expense) benefit on operating income	(41.1)	11.4		(29.7)
Net operating income	$179.1	$(44.9)		$134.2

Net operating income per diluted share	$1.90	$(0.48)		$1.42

(a)Comprised of $56.3 million of the net favorable impact arising from our comprehensive annual actuarial review.

	Three months ended
	September 30, 2025
	Actual results	Significant items		Excluding significant items
Insurance product margin
Annuity margin	$72.9	$(16.6)	(a)	$56.3
Health margin	157.0	(21.1)	(a)	135.9
Life margin	70.6	(3.6)	(a)	67.0
Total insurance product margin	300.5	(41.3)		259.2
Allocated expenses	(151.0)	—		(151.0)
Income from insurance products	149.5	(41.3)		108.2
Fee income	(3.9)	—		(3.9)
Investment income not allocated to product lines	39.5	—		39.5
Expenses not allocated to product lines	(22.3)	—		(22.3)
Operating earnings before taxes	162.8	(41.3)		121.5
Income tax (expense) benefit on operating income	(35.6)	9.1		(26.5)
Net operating income	$127.2	$(32.2)		$95.0

Net operating income per diluted share	$1.29	$(0.33)		$0.96
___________
(a)Comprised of $41.3 million of the net favorable impact arising from our comprehensive annual actuarial review.

	Three months ended
	March 31, 2025
	Actual results	Significant items		Excluding significant items
Insurance product margin
Annuity margin	$54.5	$—		$54.5
Health margin	126.2	—		126.2
Life margin	68.2	(6.8)	(a)	61.4
Total insurance product margin	248.9	(6.8)		242.1
Allocated expenses	(161.2)	—		(161.2)
Income from insurance products	87.7	(6.8)		80.9
Fee income	(0.8)	—		(0.8)
Investment income not allocated to product lines	38.0	—		38.0
Expenses not allocated to product lines	(20.3)	—		(20.3)
Operating earnings before taxes	104.6	(6.8)		97.8
Income tax (expense) benefit on operating income	(23.5)	1.5		(22.0)
Net operating income	$81.1	$(5.3)		$75.8

Net operating income per diluted share	$0.79	$(0.05)		$0.74
___________
(a)Comprised of $6.8 million of the favorable impact of an out-of-period adjustment, which decreased reserves.

For further information:

CNO News Media
Valerie Dolenga
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Adam Auvil
Adam.Auvil@CNOinc.com